EXHIBIT 24.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to incorporation by reference in the Registration Statement (Form S-8) of Maxxim Medical, Inc. and subsidiaries of our report dated January 16, 1997, relating to the consolidated balance sheets of Maxxim Medical, Inc. and subsidiaries as of November 3, 1996 and October 29, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for the fifty-two week periods ended November 3, 1996, October 29, 1995 and October 30, 1994, which report appears in the November 3, 1996 annual report on Form 10-K of Maxxim Medical, Inc. and subsidiaries.

                                                         KPMG PEAT MARWICK LLP

February 3, 1997